Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

OSIRIS THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

7015 Albert Einstein Drive Columbia, MD 21046 Tel: 443.545.1800 Fax: 443.545.1701 www.Osiris.com

May 1, 2015

Dear Stockholders,

        You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Osiris Therapeutics, Inc. to be held at 1:30 p.m. Eastern Daylight Time ("EDT"), on Wednesday, June 10, 2015, at our corporate offices located at 7015 Albert Einstein Drive, Columbia, Maryland 21046.

        At the Annual Meeting, we will ask you to vote on:

  1.
  The approval of an amendment to our articles of incorporation, as amended and supplemented (our "Charter"), to declassify the Board of Directors and adopt concurrent annual terms for all the members of the Board of Directors;

  2.
  If Proposal 1 is approved, the election of five directors to serve until the annual meeting of stockholders in the year 2016 and until their respective successors are duly elected and qualified; or if Proposal 1 is not approved, the election of one director to serve until the annual meeting of stockholders in the year 2018 and until his successor is duly elected and qualified;

  3.
  The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

  4.
  Such other matters as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

        If you were a stockholder of record at the close of business on April 21, 2015, you are entitled to notice of, and to vote at, the annual meeting. Your vote is very important to us. You may vote over the Internet or, if you request to receive a printed copy of the proxy materials, by completing, signing and mailing a proxy card. Beneficial stockholders may also vote by telephone by following the directions provided on the Notice of Internet Availability Voting Instructions.

Sincerely,
Lode Debrabandere, Ph.D. President and Chief Executive Officer

OSIRIS THERAPEUTICS, INC.

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

TIME:	1:30 P.M. EDT on Wednesday, June 10, 2015
PLACE:	Osiris Therapeutics, Inc. 7015 Albert Einstein Drive Columbia, Maryland 21046
ITEMS OF BUSINESS:	1.	To approve an amendment to our Charter to declassify the Board of Directors and adopt concurrent annual terms for all the members of the Board of Directors.
	2.	If Proposal 1 is approved, to elect five directors to serve until the annual meeting of stockholders in the year 2016 and until their respective successors are duly elected and qualified. If Proposal 1 is not approved, to elect one director to serve until the annual meeting of stockholders in the year 2018 and until his successor is duly elected and qualified;.
	3.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.
	4.	To consider such other business as may properly be brought before the 2015 Annual Meeting and any adjournment or postponement thereof.
RECORD DATE:	You are entitled to vote at the 2015 Annual Meeting if you were a stockholder of record at the close of business on April 21, 2015.
ANNUAL MEETING ADMISSION:	We hope you will be able to attend the Annual Meeting. You may be asked to present valid picture identification at the Annual Meeting, such as a driver's license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.
PROXY VOTING:	It is important that your shares be represented and voted at the meeting. You may vote your shares by voting in person at the meeting, by Internet, or by completing and returning a proxy card. Beneficial stockholders may also vote by telephone. See details under the heading "How do I vote?"

BY ORDER OF THE BOARD OF DIRECTORS

Philip R. Jacoby, Jr. Corporate Secretary

May 1, 2015

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
To Be Held on June 10, 2015:

The proxy statement and annual report to security holders are available at http://www.pstvote.com/osiris2015

Page
GENERAL INFORMATION ABOUT THE ANNUAL MEETING	2
Why am I receiving these proxy materials?	2
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials? Alternatively, why did I receive a full set of printed proxy materials this year instead of a Notice of Internet Availability?	2
What information is contained in these materials?	2
How may I obtain directions to attend the 2015 Annual Meeting of Stockholders and vote in person?	3
Why did I receive more than one Notice of Internet Availability or set of printed proxy materials?	3
What is the difference between a "stockholder of record" and a "street name" holder?	3
Who is entitled to vote at the 2015 Annual Meeting?	3
What will I vote on?	3
How many votes must be present to hold the 2015 Annual Meeting?	4
What are the voting recommendations of Osiris's Board of Directors?	4
How do I vote?	4
How can I change my vote?	5
Who will count the votes?	5
What is an abstention?	6
What is a broker non-vote?	6
What vote is required to approve each proposal and how are the votes counted?	6
Who will bear the costs of soliciting these proxies?	6
Where can I find the voting results of the 2015 Annual Meeting?	7
How do I obtain a separate Notice of Internet Availability or set of printed proxy materials if I share an address with other stockholders?	7
How can I obtain a copy of Osiris's Annual Report on Form 10-K for the year ended December 31, 2014?	7
PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING	8
Proposal No. 1—Amendment to our Charter to Declassify the Board	8
Proposal No. 2—Election of Director Nominees	9
Proposal No. 3—Ratification of the Appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2015	10
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS	11
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	12
MANAGEMENT—Information About the Board of Directors and Committees / Corporate Governance	13
Board of Directors	13
Board Leadership Structure	15
Board's Role in Risk Oversight	15
Committees of the Board of Directors and Meetings	16
Director Nominations	17
Stockholder Communications to the Board	18
Compensation of Directors	19
Executive Officers	19
Codes of Conduct and Ethics	20

i

ii

7015 Albert Einstein Drive Columbia, MD 21046 Tel: 443.545.1800 Fax: 443.545.1701 www.Osiris.com

May 1, 2015

PROXY STATEMENT FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

        This proxy statement provides information that you should read before you vote on the proposals that will be presented at the 2015 Annual Meeting of Stockholders of Osiris Therapeutics, Inc. The 2015 Annual Meeting is scheduled to be held on Wednesday, June 10, 2015, at 1:30 p.m., EDT, at Osiris Therapeutics, Inc.'s principal executive office, located at 7015 Albert Einstein Drive, Columbia, Maryland 21046.

        On or about May 1, 2015, we will begin mailing either a Notice of Internet Availability of Proxy Materials or, in certain cases, printed sets of the proxy materials, including the Notice of 2015 Annual Meeting of Stockholders, this proxy statement, the accompanying proxy card, the Annual Report on Form 10-K for the year ending December 31, 2014 and Osiris Therapeutics, Inc.'s 2014 Shareholder Letter, to stockholders who according to our records owned shares of our common stock at the close of business on April 21, 2015. For those stockholders of record located outside of the United States, notice is also being sent by email or facsimile to any email or facsimile number provided by the stockholder, and appearing on the records of the financial institution that holds the shares.

        This proxy statement and the accompanying annual report to stockholders are also available electronically at http://investor.osiris.com/documents.cfm.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why am I receiving these proxy materials?

        We are providing you with proxy materials, or access thereto, in connection with the solicitation by the Board of Directors of Osiris Therapeutics, Inc., a Maryland corporation ("Osiris," the "Company," "we," "us" or "our"), of proxies to be used at our 2015 Annual Meeting of Stockholders and at any adjournment or postponement thereof. Stockholders are invited to attend the 2015 Annual Meeting, which is scheduled to be held at 1:30 p.m., EDT, on Wednesday, June 10, 2015, and are requested to vote on the proposals described in this Proxy Statement.

        A full set of printed proxy materials, or a Notice of Internet Availability of Proxy Materials ("Notice of Internet Availability") will be sent to holders of record and beneficial owners of our common stock, starting on or around May 1, 2015, and the proxy materials, including the Notice of Annual Meeting, Proxy Statement, Proxy Card, 2014 Annual Report on Form 10-K and our 2014 Shareholder Letter, will be made available to stockholders on the Internet on the same date.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials? Alternatively, why did I receive a full set of printed proxy materials this year instead of a Notice of Internet Availability?

        Pursuant to rules adopted by the Securities and Exchange Commission ("SEC"), we are providing access to the Company's proxy materials over the Internet rather than printing and mailing the proxy materials. We believe electronic delivery will expedite the receipt of materials and will help lower our costs and reduce the environmental impact of our annual meeting materials. Therefore, a Notice of Internet Availability will be mailed to holders of record and beneficial owners of our common (or e-mailed, in the case of stockholders of record that have previously requested to receive proxy materials electronically) starting on or around May 1, 2015. The Notice of Internet Availability will provide instructions as to how stockholders may access and review the proxy materials, including the Notice of Annual Meeting, Proxy Statement, Proxy Card, 2014 Annual Report on Form 10-K and our 2014 Shareholder Letter, on the website referred to in the Notice of Internet Availability or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice of Internet Availability will also provide voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Please note that, while our proxy materials are available at the website referenced in the Notice of Internet Availability, and our Notice of Annual Meeting, Proxy Statement and 2014 Annual Report on Form 10-K and our 2014 Shareholder Letter are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this document.

        Holders of record of our common stock may receive a full set of printed proxy materials this year instead of a Notice of Internet Availability either because that stockholder previously requested to receive materials in printed form or because the Company has the option to stratify its mailing by sending a Notice of Internet Availability to certain stockholders and a full printed set of proxy materials to others. The following questions and answers about the proxy materials and the Annual Meeting, while generally referring to the Notice of Internet Availability, apply equally to those stockholders receiving a full set of printed proxy materials

What information is contained in these materials?

        The information included in this Proxy Statement relates to proposals you will vote on at the 2015 Annual Meeting, the voting process, the compensation of our directors and named executive officers in 2014 and certain other information.

How may I obtain directions to attend the 2015 Annual Meeting of Stockholders and vote in person?

        Beneficial owners of our common stock may obtain directions to attend the meeting and vote in person by calling the toll-free number provided on the Notice of Internet Availability, or visiting the website at http://www.proxyvote.com or sending us an e-mail at sendmaterial@proxyvote.com. Registered stockholders may obtain directions to the meeting and vote in person by visiting the website at http://www.pstvote.com/osiris2015.

Why did I receive more than one Notice of Internet Availability or set of printed proxy materials?

        You may receive multiple Notices of Internet Availability or sets of printed proxy materials if you hold your shares of Osiris's common stock in multiple accounts (such as through a brokerage account and an employee benefit plan). If you hold your shares of Osiris's common stock in multiple accounts, you should vote your shares as described in each separate Notice of Internet Availability or set of printed proxy materials you receive.

        If you are a stockholder of record, you may contact the Corporate Secretary, Osiris Therapeutics, Inc., 7015 Albert Einstein Drive, Columbia, Maryland 21046 (telephone: (443) 545-1800) if you are currently receiving multiple Notices of Internet Availability or sets of printed proxy materials and want to request delivery of a single Notice of Internet Availability or set of printed proxy materials in the future. If your shares are held in "street name" and you want to increase or decrease the number of Notices of Internet Availability or sets of printed proxy materials delivered to your household in the future, you should contact your broker, bank or other custodian who holds the shares on your behalf.

What is the difference between a "stockholder of record" and a "street name" holder?

        If your shares are registered directly in your name with Osiris's transfer agent, Philadelphia Stock Transfer, Inc., you are considered a "stockholder of record" or a "registered holder" of those shares. In such case, a Notice of Internet Availability or set of printed proxy materials has been sent to you directly by Philadelphia Stock Transfer.

        If your shares are held in a stock brokerage account or by a bank, trust or other nominee or custodian, you are considered the "beneficial owner" of those shares, which are held in "street name." A Notice of Internet Availability or set of printed proxy materials has been forwarded to you by or on behalf of your broker, bank, trustee or other holder, who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank, trustee or other holder of record as to how to vote your shares by following its instructions for voting.

Who is entitled to vote at the 2015 Annual Meeting?

        Osiris's Board of Directors has established April 21, 2015 as the record date for the 2015 Annual Meeting of Stockholders. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the 2015 Annual Meeting. At the close of business on April 21, 2015, there were 34,397,813 outstanding shares of Osiris's common stock. Each share of common stock is entitled to one vote on each matter properly brought before the 2015 Annual Meeting.

What will I vote on?

        There are three proposals scheduled to be voted on at the 2015 Annual Meeting:

  •
  The approval of an amendment to our Charter to declassify our Board of Directors and adopt concurrent annual terms for all the members of the Board of Directors;

  •
  if the proposal to amend our Charter is approved, the election of five directors to serve until the annual meeting of stockholders in the year 2016 and until their respective successors are duly elected and qualified; or if the proposal to amend our Charter is not approved, the election of one director to serve until the annual meeting of stockholders in the year 2018 and until his successor is duly elected and qualified; and

  •
  the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

How many votes must be present to hold the 2015 Annual Meeting?

        A "quorum" is necessary to call the 2015 Annual Meeting to order and transact business. A quorum is established if the holders of a majority of the votes entitled to be cast by stockholders are present at the meeting, either in person or by proxy. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. Shares of common stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the meeting, regardless of how or whether such shares are voted on any specific proposal.

What are the voting recommendations of Osiris's Board of Directors?

        Osiris's Board of Directors recommends that you vote your shares as follows:

  •
  "FOR" the approval of the amendment to our Charter to declassify our Board of Directors and adopt concurrent annual terms for all the members of the Board of Directors;

  •
  "FOR" the election of each of the nominees to the Board; and

  •
  "FOR" the ratification of the appointment of BDO USA, LLP as Osiris' independent registered public accounting firm for the fiscal year ending December 31, 2015.

How do I vote?

        You may vote in several different ways:

  In person at the 2015 Annual Meeting

        You may vote in person at the 2015 Annual Meeting. You may also be represented by another person at the meeting by executing a proxy properly designating that person. If you are the beneficial owner of shares held in "street name," you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to attend and vote in person at the meeting.

  By telephone

        Beneficial stockholders may vote by calling the telephone number specified on the Voting Instruction Form. Please have your proxy card handy when you call and use any touch-tone phone to transmit your voting instructions. Record stockholders do not have the option to vote their shares by telephone.

  By Internet

        You may vote by using the Internet by following the instructions on your Notice of Internet Availability. Beneficial owners may vote their shares using the Internet at www.proxyvote.com to submit your voting instructions. Record stockholders may vote their shares using the Internet at www.pstvote.com/osiris2015 to submit your voting instructions. Please have your proxy card handy when you go online. If you vote on the Internet, you may also request electronic delivery of future proxy materials.

  By mail

        You may vote by completing, signing, dating and returning a proxy card. A proxy card is available on line at the website provided in the Notice of Internet Availability, and a proxy card will also be mailed to you with a full set of proxy materials upon request. If you did not receive a Notice of Internet Availability, but instead received delivery of a full set of proxy materials, a proxy card is included with the full set of proxy materials mailed to you. In either case, a postage-paid envelope will be provided along with the proxy card.

        Unless in the unlikely event the meeting is adjourned or postponed, in which case the time may be extended, telephone and Internet voting for stockholders of record will be available until 11:59 PM Eastern Time on June 9, 2015, and mailed proxy cards must be received by June 9, 2015 in order to be voted at the Annual Meeting. The availability of telephone and Internet voting for beneficial owners of other shares held in "street name" will depend on your broker, bank or other holder of record and we recommend that you follow the voting instructions on the Notice of Internet Availability that you receive from them.

        If you are mailed or otherwise receive or obtain a proxy card or voting instruction card, and you choose to vote by telephone or by Internet, you do not have to return your proxy card or voting instruction card. However, even if you plan to attend the 2015 Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

How can I change my vote?

        If you are a stockholder of record, you may revoke your proxy before it is exercised by:

  •
  Sending a written notice to the Corporate Secretary, Osiris Therapeutics, Inc., 7015 Albert Einstein Drive, Columbia, Maryland 21046, stating that your proxy is revoked. The notice must be received prior to the 2015 Annual Meeting;

  •
  Signing and delivering a later-dated proxy card to the Corporate Secretary after voting by telephone or using the Internet, so that it is received prior to the 2015 Annual Meeting;

  •
  Voting by telephone or using the Internet after the date of your proxy card and before the 2015 Annual Meeting; or

  •
  Attending the 2015 Annual Meeting and voting in person by ballot. Your attendance at the 2015 Annual Meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request or you vote by ballot at the meeting.

        If you are a beneficial owner of shares held in "street name", you may submit new proxy voting instructions by contacting your bank, broker or other holder of record.

Who will count the votes?

        A stockholder will be appointed at the 2015 Annual Meeting to serve as the Company's inspector of election at the 2015 Annual Meeting and will tabulate the votes.

What is an abstention?

        An "abstention" occurs when a stockholder executes a proxy using the Internet, by phone or by returning a proxy card, but he or she refrains from voting as to a particular matter by indicating that he or she "abstains" as to that matter.

What is a broker non-vote?

        Broker non-votes occur when a broker, such as a bank holding shares on behalf of beneficial owners, does not receive voting instructions from the beneficial owners at least ten days before the meeting. If that happens, the broker may vote those shares only on matters deemed "routine," such as the ratification of the appointment of the independent registered public accounting firm. On non-routine matters, brokers cannot vote unless they receive voting instructions from beneficial owners, resulting in the submission by the brokers of proxies indicating so called "broker non-votes." All of the items being considered at the 2015 Annual Meeting, except for the ratification of the appointment of the independent registered public accounting firm, are considered "non-routine" matters.

What vote is required to approve each proposal and how are votes counted?

Proposal 1: Approval of Amendment to our Charter	The affirmative vote of a majority of the votes entitled to be cast at this annual meeting is required to amend our Charter. Abstentions and broker non-votes will have the same effect as votes against this proposal.
Proposal 2: Election of Director Nominees
A plurality of the votes cast is required to elect a director, assuming the presence of a quorum. Abstentions are not counted for purposes of electing directors. You may vote FOR each nominee or WITHHOLD your vote from any or all nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Assuming the presence of a quorum and that only the nominees listed in this proxy statement are proposed for election and at least one vote is cast for each of the nominees, abstentions and broker non-votes will have no effect on the result of the vote.
Proposal 3: Ratify Appointment of Independent Registered Public Accounting Firm
Approval of the proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 requires the affirmative vote of the holders of a majority of the votes cast at the Annual Meeting, assuming the presence of a quorum. Brokers may vote on this proposal on a discretionary basis without direction from stockholders. Abstentions are not considered as votes cast on the matter and thus will have no effect on the results of the vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, the Audit Committee of our Board of Directors may determine to reconsider the appointment.

Who will bear the costs of soliciting these proxies?

        We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. We do not expect to engage a third party to assist us in the solicitation.

Where can I find the voting results of the 2015 Annual Meeting?

        We will announce preliminary voting results at the 2015 Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the 2015 Annual Meeting.

How do I obtain a separate Notice of Internet Availability or set of printed proxy materials if I share an address with other stockholders?

        When more than one stockholder of record of Osiris's common stock shares the same address, we may deliver only one Notice of Internet Availability or set of printed proxy materials to that address unless we have received contrary instructions from one or more of those stockholders. Similarly, brokers and other nominees holding shares of Osiris's common stock in "street name" for more than one beneficial owner with the same address may deliver only one Notice of Internet Availability or set of printed proxy materials to that address if they have received consent from those beneficial owners. We will deliver promptly upon written or oral request a separate Notice of Internet Availability or set of printed proxy materials to any stockholder at a shared address to which a single Notice of Internet Availability or set of printed proxy materials was delivered. To receive additional Notices of Internet Availability or sets of printed proxy materials, or if you are a stockholder of record and would like to receive separate Notices of Internet Availability or sets of printed proxy materials for future annual meetings, you may call or write the Corporate Secretary, Osiris Therapeutics, Inc., 7015 Albert Einstein Drive, Columbia, Maryland 21046 (telephone: 443-545-1800). If you are a beneficial owner of shares held in "street name" and would like to receive separate Notices of Internet Availability or sets of printed proxy materials, you may contact your bank, broker or other holder of record. In addition, if you are a stockholder of record who shares the same address with another stockholder of record and you currently receive separate copies of the Notice of Internet Availability or set of printed proxy materials, you may write or call the Office of the Secretary as indicated above to request that a single Notice of Internet Availability or set of printed proxy materials be delivered to that address.

How can I obtain a copy of Osiris's Annual Report on Form 10-K for the year ended December 31, 2014?

        Osiris will, upon receipt of a request in writing, provide without charge to each person from whom proxies are being solicited for the 2015 Annual Meeting a copy of our Annual Report on Form 10-K for the year ended December 31, 2014, including the financial statements and any schedules, required to be filed with the Securities and Exchange Commission, excluding exhibits. We may impose a reasonable fee for providing the exhibits to the Form 10-K. Requests should be made to Corporate Secretary, Osiris Therapeutics, Inc., 7015 Albert Einstein Drive, Columbia, MD 21046. Osiris's Annual Report on Form 10-K is also available free of charge through the Investor Relations—SEC Filings link on our website, http://investor.osiris.com/documents.cfm.

PROPOSALS TO BE PRESENTED AT THE ANNUAL MEETING

PROPOSAL NO. 1—AMENDMENT OF THE COMPANY'S CHARTER TO DECLASSIFY THE BOARD

General

        Our Board, in its continuing review of corporate governance matters has concluded that it is advisable and in the best interests of the Company and its stockholders to amend the Charter to declassify the Board. Accordingly, the Board recommends that the stockholders approve the amendment attached to this proxy statement as Appendix A. Under the present classified Board structure, the Board is classified into three classes as follows: Jay M. Moyes and Hans-Georg Klingemann constitute the Class I directors, with a term ending at the annual meeting of stockholders in 2016; Lode Debrabandere and Felix Gutzwiller constitute the Class II directors, with a term ending at the annual meeting of stockholders in 2017; and Peter Friedli constitutes the Class III director, with a term ending at this Annual Meeting.

Declassification Proposal

        Proponents of classified boards of directors believe that they help maintain continuity of experience and, as a result, may assist a company in long-term strategic planning. Additionally, supporters argue that a classified board may encourage a person seeking control of a company to initiate arm's-length discussions with management and the board, who may be in a position to negotiate a higher price on more favorable terms for stockholders or to seek to prevent a takeover that the board believes is not in the best interests of stockholders.

        Nevertheless, because classified board structures do not permit annual stockholder election of all directors, these structures have been subject to criticism from a corporate governance perspective. Opponents of classified structures believe that they limit the ability of stockholders to elect directors and exercise influence over a company and may discourage takeover proposals and proxy contests that could have the effect of increasing stockholder value. A non-classified board structure enables stockholders to hold all directors accountable on an annual basis, rather than over a three-year period. In light of these views, a number of corporations have determined that principles of good corporate governance dictate that all directors of a corporation should be elected annually.

        In considering whether a proposal to declassify the Board was advisable, the Board determined that annual elections of directors will give the stockholders of the Company a greater opportunity to evaluate the performance of the Company's directors by allowing them to vote on each director annually rather than once every three years. The Board approved the amendment to the Charter and recommended that it be submitted to the stockholders for approval at the Annual Meeting.

        If our stockholders approve this Proposal 1, then effective immediately following the acceptance for record of the Articles of Amendment setting forth the aforesaid amendment by the State Department of Assessments and Taxation of Maryland, all of our directors whose terms do not expire at this Annual Meeting will resign and, except for Dr. Gutzwiller, all of these resigning directors have been nominated to stand for election to a one-year term expiring at the annual meeting of stockholders in 2016. Dr. Gutzwiller has informed the Company that he is resigning from the Board and will not stand for election. Yves Huwyler has been nominated as his replacement, and Mr. Huwyler and Mr. Friedli, whose term already expires at this Annual Meeting, have also been nominated to stand for election to a one year term expiring at the annual meeting of stockholders in 2016.

        As a result, assuming Proposal 1 is approved, at this Annual Meeting and at subsequent annual meetings, absent future changes to our board election procedures, all of our directors would be subject to election to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The Board will retain the authority under certain provisions of Maryland law to which the Company is subject to classify the Board again in the future, without stockholder approval.

Vote Required

        Approval of the amendment to the Charter to declassify our Board requires the affirmative vote of a majority of all the votes entitled to be cast on the matter at the Annual Meeting. Abstentions and broker non-votes will have the same effect as votes against the proposal, although they will be considered present for the purpose of determining a quorum. Validly executed proxies will be voted in favor of this Proposal 1 unless a stockholder indicates otherwise when submitting its proxy.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE COMPANY'S CHARTER TO DECLASSIFY THE BOARD.

PROPOSAL NO. 2—ELECTION OF DIRECTOR NOMINEES

General

        Our Board currently consists of five members, classified into three classes as follows: Jay M. Moyes and Hans-Georg Klingemann constitute the Class I directors, with a term ending at the annual meeting of stockholders in 2016; Lode Debrabandere and Felix Gutzwiller constitute the Class II directors, with a term ending at the annual meeting of stockholders in 2017; and Peter Friedli constitutes the Class III director, with a term ending at this Annual Meeting. In each case, subject to earlier death, resignation, removal or retirement, the directors remain in office until their respective successors are duly elected and qualified, notwithstanding the expiration of the otherwise applicable term.

Declassification Proposal

        Our Board approved an amendment to our Charter to eliminate the classified Board and recommended that the amendment be submitted to the stockholders for approval. See Proposal 1. To make the declassification of the Board effective under Maryland law in advance of the election of directors at the Annual Meeting, we would temporarily recess the Annual Meeting to file Articles of Amendment, setting forth the aforesaid amendment, with the State Department of Assessments and Taxation of Maryland. Mr. Moyes and Drs. Debrabandere, Gutzwiller and Klingemann, whose terms do not expire at the Annual Meeting, will resign, effective immediately following the filing of the Articles of Amendment. Dr. Gutzwiller has notified the Board of his decision to permanently resign from the Board and therefore has not been nominated for election. Yves Huwyler, has been nominated in his stead, and he, together with Mr. Friedli, whose term expires at this Annual Meeting, Mr. Moyes and Drs. Debrabandere and Klingemann have been nominated for election to serve until the next annual meeting and until their respective successors are duly elected and qualified.

        However, if Proposal 1 is not approved, Mr. Friedli, whose term is expiring, will stand for election to a three-year term expiring at the annual meeting of stockholders in 2018 and Mr. Moyes, Dr. Debrabandere and Dr. Klingemann will not resign and will continue to serve for the remainder of the terms for which they were elected. Dr. Gutzwiller will resign from the Board and, based upon the recommendation of the Nominating Committee, the Board is expected to appoint Mr. Huwyler to fill the vacancy created by Dr. Gutzwiller's resignation, to serve for the remainder of the full term of Dr. Gutzwiller.

Nominees for Director

        If Proposal 1 is approved, our Board will be declassified, and each of the five nominees, if elected at this Annual Meeting, will serve for a one-year term expiring at the Annual Meeting to be held in 2016 and until their respective successors have been duly elected and qualified, subject to their earlier death, resignation, retirement or removal. Upon the recommendation of the Nominating Committee, comprised of independent directors, the Board has nominated Peter Friedli, Jay M. Moyes, Yves Huwyler, Lode Debrabandere and Hans-Georg Klingemann for election to the Board for a term of one year, to serve until the annual meeting of stockholders in 2016 and until their successors have been duly elected and qualified, subject to their earlier death, resignation, retirement or removal. Information concerning the nominees for election at this Annual Meeting is set forth on page 13, under the heading "Management—Information About the Board of Directors and Committees / Corporate Governance."

        If Proposal 1 is not approved, our Board will remain classified, and each current director (other than Dr. Gutzwiller) will continue to serve for the remainder of his term. Dr. Gutzwiller will resign from the board and Mr. Huwyler is expected to be appointed for the remainder of Dr. Gutzwiller's term. Upon the recommendation of the Nominating Committee, the Board has nominated Peter Friedli, whose term expires at this Annual Meeting, for election to the Board for a term of three years, to serve until the annual meeting of stockholders in 2018 and until his successor has been duly elected and qualified, subject to his earlier death, resignation, retirement or removal.

        Unless authority to vote for any of these nominees is withheld, the shares represented by a validly executed proxy will be voted FOR the election of Messrs. Friedli, Moyes and Huwyler and Drs. Debrabandere and Klingemann for one-year terms if Proposal 1 is approved, or Mr. Friedli for a three-year term if Proposal 1 is not approved. In the event that any nominee should become unable or unwilling to serve, the shares represented by a validly executed proxy will be voted for the election of such other person as the Board may recommend in his place, unless the Board chooses to reduce the number of directors serving on the Board. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

Vote Required

        The election of the directors requires the plurality of the votes cast on the matter at the Annual Meeting, assuming the presence of a quorum.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES.

PROPOSAL NO. 3—RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015

        Our Board and management are committed to the quality, integrity and transparency of our financial reports. Independent auditors play an important part in our system of financial control. In accordance with the duties set forth in its written charter, the Audit Committee of our Board has appointed BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. A representative of BDO USA, LLP is expected to attend this year's Annual Meeting, to be available to respond to appropriate questions from stockholders, and to have the opportunity to make a statement if he or she desires to do so.

        If the stockholders do not ratify the appointment of BDO USA, LLP, the Audit Committee may reconsider its selection, but is not required to do so. Notwithstanding the proposed ratification of the appointment of BDO USA, LLP by the stockholders, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year without notice to, or the consent of, the stockholders, if the Audit Committee determines that such a change would be in the Company's best interests and the best interests of its stockholders.

        The Board proposes that the stockholders ratify the appointment of BDO USA, LLP to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2015, although such ratification is not required under Maryland law or our Charter or By-Laws.

        BDO USA, LLP has served as our independent registered public accounting firm since September 19, 2013 and audited our financial statements for the four years ended December 31, 2014. The audit report of BDO USA, LLP on the Company's financial statements as of and for the three fiscal years ended December 31, 2014, did not contain any adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles.

        The audit report of BDO USA, LLP on the effectiveness of internal control over financial reporting as of December 31, 2014, did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

        During the fiscal year ended December 31, 2014: (1) the Company had no disagreements with BDO USA, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO USA, LLP, would have caused BDO USA, LLP to make reference to the subject matter of the disagreement in connection with its report; and (2) there have been no "reportable events" (as defined in Regulation S-K Item 304(a)(1)(v)).

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015, AND SUBMITTED PROXIES WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE WHEN SUBMITTING ITS PROXY.

 STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

        In order to be eligible for inclusion in our proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the offices of Osiris Therapeutics, Inc. at 7015 Albert Einstein Drive, Columbia, Maryland 21046, no later than January 2, 2016. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

        Our By-Laws require advance notice of business to be brought before a stockholders meeting, including nominations of persons for election as directors. Generally, under our By-Laws, to be timely, notice must be received by our Corporate Secretary no later than ninety (90) days prior to the day we released our proxy statement in connection with our previous year's annual meeting (or one hundred twenty (120) days if the business is to be included in our proxy statement, or in the case of stockholder nominations for election of directors); provided, however, that in the event that the date of the annual meeting is changed by more than thirty (30) days from the date of the prior year's annual meeting, notice by the stockholder, to be timely, must be so delivered no later than ninety (90) days prior to the newly announced date that we will mail our proxy statement. Any such notice must include information specified in our By-Laws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder's ownership of our stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 21, 2015 for (a) each of our directors and director nominees and each person serving during fiscal 2014 as Chief Executive Officer or Chief Financial Officer and the other most highly compensated executive officers at fiscal year end 2014 (the "named executive officers"), (b) all of our current directors, director nominees and executive officers as a group, and (c) each stockholder that we know to be the beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of April 21, 2015 pursuant to the exercise of options to be outstanding for the purpose of computing the percentage ownership of such individual or group, but those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 34,397,813 shares of common stock outstanding on April 21, 2015.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class(8)
Named Executive Officers, Directors and Director Nominees(1)
Frank D. Czworka, Jr.	27,500	(2)	—
Lode Debrabandere	238,750	(3)	—
Peter Friedli	14,810,455	(4)	43.1%
Felix Gutzwiller, M.D., Dr. P.H.	84,500		—
Jonathan M. Hopper	—		—
Yves Huwyler	51,072	(5)	—
Philip R. Jacoby, Jr.	76,681	(6)
Hans-Georg Klingeman, M.D., Ph.D.	6,250		—
Gregory I. Law	—		—
Jay M. Moyes	26,500		—
All directors and executive officers as a group (10 persons)	15,321,511		44.6%
Other 5% Stockholders
Venturetec, Inc. c/o Osiris Therapeutics, Inc. 7015 Albert Einstein Drive Columbia, Maryland 21046	4,103,301		12.0%
Thomas Schmidheiny Zurcherstrasse 156 8645 Jona Switzerland	3,060,767	(7)	8.9%
BIH SA 3 Fauboug de'Hopital 2000 Neuchatel, Switzerland	2,658,113		7.1%

(1)
Mailing address for all directors, director nominees and officers is c/o Osiris Therapeutics, Inc., 7015 Albert Einstein Drive, Columbia, Maryland 21046.

(2)
Represents 27,500 shares issuable upon exercise of options.

(3)
Represents 238,750 shares issuable upon exercise of options.

(4)
Consists of 10,204,404 shares owned directly by Peter Friedli & Co., Inc., 4,103,301 shares held by Venturetec, Inc., 500,000 shares held by Mr. Friedli's minor daughter and 2,750 shares held by his spouse. Mr. Friedli is the sole owner of Peter Friedli &Co., Inc. and serves as its president. Mr. Friedli holds approximately a 2% interest in the parent of Ventiretec, Inc. and through ownership of a convertible note holds another 19% interest in Venturetec, Inc., for which he serves as president. Mr. Friedli has disclaimed beneficial ownership in the shares held by his daughter and spouse and has disclaimed beneficial interest in the shares held by Venturetec, Inc., beyond the extent of his pecuniary interest therein.

(5)
Consists of 50,672 owned directly by Mr. Huwyler and 400 shares held by Mr. Huwyler's minor children.

(6)
Consists of 12,500 shares owned directly by Mr. Jacoby and 64,181 shares issuable upon the exercise of options.

(7)
Consists of 402,654 shares owned directly by Mr. Schmidheiny and 2,658,113 shares owned by BIH SA. Mr. Schmidheiny is the Chairman and controlling shareholder of BIH SA.

(8)
Percentage not provided if less than 1%.

MANAGEMENT—Information About the Board of Directors and Committees / Corporate Governance

Board of Directors

        Our Charter and By-Laws provide that our business is to be managed by or under the direction of our Board of Directors, or Board. Our Board is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term and until their respective successors are duly elected and qualified. The first proposal at the 2015 Annual Meeting of Stockholders is to approve an amendment to our Charter to declassify our Board of Directors and adopt concurrent annual terms for all members of the Board of Directors.

        The members of our Board, as well as their respective current committee memberships, are as follows:

			Committee Membership
Name	Age	Positions	Audit	Compensation	Nominating
Peter Friedli	61	Chairman of the Board of Directors
Lode Debrabandere, Ph.D.	50	President & Chief Executive Officer
Felix Gutzwiller, M.D., Dr.P.H.	67	Chairman, Nominating Committee	X	X	X
Jay M. Moyes	61	Chairman, Audit Committee	X		X
Hans-Georg Klingemann, M.D., Ph.D.	65	Chairman, Compensation Committee	X	X	X

        Our Board currently consists of five members, classified into three classes as follows: Jay M. Moyes and Hans-Georg Klingemann, M.D., Ph.D. constitute a class with a term ending at the Annual Meeting to be held in 2016; Lode Debrabandere, Ph.D., and Felix Gutzwiller, M.D., Dr.P.H. constitute a class with a term ending at the Annual Meeting to be held in 2017; and Peter Friedli constitutes a class with a term ending at this Annual Meeting. In each case, the directors remain in office notwithstanding the expiration of the otherwise applicable term, until their respective successors have been duly elected and qualified, or until their earlier death, resignation, retirement or removal.

        On April 20, 2015, our Board of Directors approved an amendment to our Charter to declassify the Board. This declassification will give the stockholders of the corporation a greater opportunity to evaluate the performance of the directors by voting for each director annually rather than every three years. The amendment to our Charter requires the approval of our stockholders before it will become effective.

        Set forth below are the names of the persons who have been nominated for election as directors, assuming the approval of the amendment to our Charter:

        Peter Friedli, age 61, is our Chairman of the Board and was co-founder of Osiris. Mr. Friedli has been a director of Osiris since January 1996, except for the period between February and June 2004. Since 1986, he has been a principal of the investment-banking firm Friedli Corporate Finance, Inc., a leading Swiss venture capital firm which has made significant investments in the biotechnology industry and has been the primary source of financing for Osiris. Mr. Friedli is also the President and a director of New Venturetec Ltd., a Swiss publicly traded investment company. Mr. Friedli has extensive experience as an independent investment manager in venture capital and has specialized in investments domiciled in the United States in the areas of biotechnology and technology. Previously, he worked in the field of international management consulting for service and industrial companies in Europe and the United States. He serves as a director in certain private companies. Mr. Friedli's business experience and service on the boards of other companies and organizations, and particularly his longtime commitment to Osiris and extensive experience in finance, enable him to contribute extensively to the work of the Osiris board.

        Lode Debrabandere, Ph.D., age 50, was promoted to serve as our President and Chief Executive Officer in December 2013. He joined us in July 2006 as our Vice President and General Manager of Therapeutics. He became our Chief Operating Officer in October 2012, and was elected to our Board of Directors in January 2014. Dr. Debrabandere has over 20-years of experience leading R&D and sales and marketing activities in the pharmaceutical and biotechnology industries. Prior to joining us, he served as Vice President of Global Marketing of Bristol Myers Squibb where he led the Neuroscience Unit and was the Global Brand Manager for Abilify™. He currently serves on the Board of Directors of Prolexys Pharmaceuticals, Inc. His leadership and management experience, as well as his day-to-day service as Chief Executive Officer and technical expertise, make him a valued member of the Osiris board.

        Jay M. Moyes, age 61, has been a member of our Board since the completion of our initial public offering in August 2006. In April 2012, Mr. Moyes joined the Board of Directors of Puma Biotechnology, Inc.(NYSE: PBYI), where he serves as the Chairman of the Compensation and Corporate Governance Committees and is a member of the Audit Committee. Mr. Moyes' extensive background in finance and accounting in the context of the life sciences industry enables him to make significant contributions to our Board in general, and particularly to the Audit Committee.

        Hans-Georg Klingemann, M.D., Ph.D., age 65, elected to the Board of Directors in 2012, is the former Director of the Bone Marrow and Stem Cell Transplant Program at Tufts Medical Center in Boston where he maintains a professorship at the University. Before coming to Boston, Dr. Klingemann served as Director of Bone Marrow Transplant and Cell Therapy at Rush University Medical Center, and founding Director of the Sramek Center for Cell Engineering in Chicago, Illinois. He has worked as a physician, scientist, educator and administrator in leadership positions for over twenty years at various academic medical centers in Europe and North America and has authored over 170 scientific and medical papers. Recently he was appointed Chief Medical and Scientific Officer of Conkwest Inc., the cell therapy company he founded in 2002. Dr. Klingemann received his M.D. from the University of Wurzburg Medical School, Germany, and his Ph.D. from the University of Marburg, Germany. Dr. Klingemann's extensive scientific knowledge and experience, particularly in areas of focus and interest to Osiris, as well as his administrative and leadership experience, make him a valuable contributor to the Osiris Board. Dr. Klingemann serves as a member on the Audit, Compensation and Nominating Committees.

        Yves Huwyler, age 42, is an independent consultant for private equity and venture investments in the area of biotechnology and technology. He is the owner of Huwyler Private Equity GmbH, a specialized firm for private equity services based in Zurich, Switzerland. Mr. Huwyler was a Director at Friedli Corporate Finance until 2012. Mr. Huwyler has over 18 years of experience in private equity investing in various sectors and at all stages, predominantly in the United States and Europe. Mr. Huwyler is actively involved in the management of a number of companies and is a member of the Board of Directors of Prolexys Pharmaceuticals, Inc. He was a member of the advisory boards of leading U.S. and European private equity funds. Mr. Huwyler holds a master degree in economics and finance from the University of Zurich. Mr. Huwyler's business and investment experience will enable him to contribute positively to the work of the Osiris board. Mr. Huwlyer was recommended for service on the Board by a non-management director. Assuming Mr. Huwyler is elected at the Annual Meeting, it is contemplated that the Board of Directors will appoint him as a member of the Audit Committee, the Nominating Committee and the Compensation Committee.

        Our Board has determined that the following members of or nominees to the Board qualify as "independent" under the definition promulgated by The NASDAQ Stock Market, Inc: Dr. Gutzwiller, Mr. Moyes, Dr. Klingemann and Mr. Huwyler. Furthermore, our Board has determined that none of the current members of the three standing committees of the Board, nor Mr. Huwyler, has any material relationship with us (directly or as a partner, stockholder or officer of an organization that has a relationship with us), and therefore, each committee is "independent" within the meaning of our independence standards. Our Board has considered that Mr. Huwyler serves on the Board of Directors of Prolexys Pharmaceuticals, Inc. in determining that he is independent.

Board Leadership Structure

        Our Corporate Governance Principles, which can be found on the Investor Relations—Corporate Governance section of our website at http://investor.osiris.com/documents.cfm, describe our policies concerning, among other things, the role of the Board and management, proper Board functions, independence, and committee matters. The positions of Chairman of the Board and Chief Executive Officer are currently held by different persons, although we do not have a policy requiring that to be the case. Instead, our Board has the authority to choose its Chairman in any way it deems best for us at any given point in time. Accordingly, our Board reserves the right to vest the responsibilities of the Chief Executive Officer and Chairman in the same person or in two different individuals depending on what it believes is in our best interest. At this time, our Board has determined that separation of these roles most appropriately suits us. Mr. Friedli is uniquely qualified to serve as our Chairman given his historical leadership of our Board, his long history with us, and his skills and experience in the biotechnology industry and in matters of corporate finance. Further, our Board believes that this division of roles allows Dr. Debrabandere to focus more of his efforts toward the management of our business. Our Board believes that there is no single leadership structure that would be most effective in all circumstances and, therefore, retains the authority to modify our Board's structure to best address our circumstances as and when appropriate.

Board's Role in Risk Oversight

        At the direction of our Board of Directors, we have instituted an enterprise-wide risk management system to assess, monitor and mitigate risks that arise in the course of our business. The Board has determined that the Board of Directors as a whole, and not a separate committee, will oversee the Company's risk management process. Each of our Board Committees has historically focused on specific risks within their areas of responsibility, but the Board believes that the overall enterprise risk management process is more properly overseen by all of the members of the Board. Our Audit Committee is primarily responsible to the Board in the planning, assessment and reporting of our risk profile. At this stage in the implementation of our risk management system, the Board reviews the status of the implementation of the process and findings at every regularly scheduled Board meeting.

Committees of the Board of Directors and Meetings

        As described below, our Board has an Audit Committee, a Compensation Committee and a Nominating Committee.

        Meeting Attendance.    During the year ended December 31, 2014, there were five meetings of the Board, and the various committees of the Board met a total of eight times. During 2014, no then-incumbent director attended fewer than 75% of the total number of meetings of the Board and committees on which the director served. We do not have a policy on director attendance at Annual Meetings, but all of our directors are invited and encouraged to attend Annual Meetings. Four directors attended last year's annual meeting.

        Audit Committee.    Our Audit Committee met five times during 2014. This committee currently has three members, Mr. Moyes (Chairman), Dr. Gutzwiller and Dr. Klingemann. Our Audit Committee has the authority to retain and terminate the services of our independent registered public accounting firm, reviews quarterly and annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. All members of the Audit Committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and by the NASDAQ Marketplace Rules, as such standards apply specifically to members of audit committees. The Board has determined that Mr. Moyes is an "audit committee financial expert," as defined by the rules and regulations of the SEC. Dr. Gutzwiller will continue to serve as a member of the Audit Committee until the Annual Meeting. None of the members of the Audit Committee have participated in the preparation of any of our financial statements at any time during the last three fiscal years. Please also see the report of the Audit Committee set forth on page 30 of this proxy statement.

        Compensation Committee.    Our Compensation Committee met one time during 2014. This committee currently has two members, Dr. Klingemann (Chairman) and Dr. Gutzwiller. Our Compensation Committee administers our stock plans and reviews, approves and makes recommendations on our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board are carried out and that such policies, practices and procedures contribute to our success. The Compensation Committee is also responsible for recommending to the independent members of our Board the compensation of our Chief Executive Officer and our other officers, and conducts its decision-making process with respect to that issue without the Chief Executive Officer present. All members of the Compensation Committee qualify as "independent" under the definition promulgated by the NASDAQ Marketplace Rules. Please also see the report of the Compensation Committee set forth on page 26 of this proxy statement. Our Compensation Committee may delegate authority to our President and Chief Executive Officer with regard to select compensation matters, but that delegation has generally been limited. The Compensation Committee has the authority to select, retain or obtain the advice of any compensation consultant, legal counsel or other advisor as it deems necessary to assist with its duties and responsibilities. Our Compensation Committee has not to date used compensation consultants or other advisors in making compensation decisions. Dr. Gutzwiller will continue to serve as a member of the Compensation Committee until the Annual Meeting.

        Nominating Committee.    Our Nominating Committee met two times during 2014. This committee currently has three members, Dr. Gutzwiller (Chairman), Mr. Moyes and Dr. Klingemann. Our Nominating Committee is responsible for developing and implementing policies and procedures that are intended to assure that the Board will be appropriately constituted and organized to meet its fiduciary obligations to the company and the shareholders on an ongoing basis. Dr. Gutzwiller will continue to serve as Chairman of the Nominating Committee until the Annual Meeting. It is contemplated that, at the meeting of the Board of Directors immediately following the Annual Meeting, a successor chairman of the Nominating Committee will be named.

        The foregoing summary of our corporate governance policies is qualified in its entirety and subject to the terms of such policies as modified by the Board from time to time. The following corporate governance documents are publicly available on the Investor Relations—Corporate Governance section of our website at http://investor.osiris.com/documents.cfm:

  •
  Corporate Governance Principles

  •
  Corporate Code of Conduct

  •
  Audit Committee Charter

  •
  Compensation Committee Charter

  •
  Nominating Committee Charter

  •
  Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers

  •
  Insider Trading Policy

        Compensation Committee Interlocks and Insider Participation.    No member of the compensation committee who served on the compensation committee in 2014 (Dr. Klingemann (Chairman) and Dr. Gutzwiller) was an officer or employee of the Company during 2014, was formerly an officer of the Company, or had any relationships requiring disclosure by the Company under the SEC's rules regarding certain relationships and related party transactions. None of our executive officers served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of such committee, the entire board) of another corporation where one of the executive officers of the other corporation served on our compensation committee or as one of our directors. None of our executive officers served as a director of another corporation, where one of the executive officers of the other corporation served on our compensation committee.

Director Nominations

        Our Nominating Committee follows the Corporate Governance Principles initially adopted by our Board of Directors on July 19, 2006, which provide for the nomination of persons to serve on our Board upon the approval of a majority of our independent directors. The qualifications of recommended candidates will also be reviewed and approved by the full Board. Our Board, through the adoption of the Corporate Governance Principles, has indicated its preference for this approach, which allows all of our Board members to contribute more readily to the nomination process. Stockholders may recommend director candidates for inclusion by the Board in the slate of nominees recommended to stockholders for election as described below.

        The process followed by our Nominating Committee and Board and independent directors to identify and evaluate potential candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by independent directors and the Board. In considering whether to recommend any candidate for inclusion in the Board's slate of recommended director nominees, the Board and the independent directors apply the standards established for service on the Board in the Corporate Governance Principles, as follows: directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders; they must also have an inquisitive and objective perspective, practical wisdom and mature judgment; the selection of director nominees should further an objective of having a board representing diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to our global activities; directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time; and directors should offer their resignation in the event of any significant changes in their personal circumstances, including a change in their principal job responsibilities. The Board does not believe that arbitrary term limits on directors' service are appropriate, nor does it believe that directors should expect to be re-nominated annually. The Board and the independent directors do not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Although we do not have a specific policy with respect to the nomination of directors by stockholders, nominations made by stockholders will be considered. To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the name of the stockholder and evidence of the person's ownership of Company stock, including the number of shares owned and the length of time of ownership, and the name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of the Company and the person's consent to be named as a director if selected and nominated. The shareholder recommendation and information must be sent to the Corporate Secretary at 7015 Albert Einstein Drive, Columbia, Maryland 21046. Once a potential candidate has been identified, the Nominating Committee may collect and review information regarding the candidate to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, personal contact with the candidate may be made and further review of the candidate's accomplishments, qualifications and willingness to serve may be undertaken and compared to other candidates. The Nominating Committee's evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration other factors, such as the number of shares held by the recommending shareholder and the length of time that such shares have been held. We believe that it is not necessary to have a policy for director nominations by stockholders because the Board, including the independent directors, is able to effectively locate and evaluate potential candidates for nomination to the Board due to the directors' intimate knowledge of our business and the life science industry. Stockholders may communicate directly with the Board by written communication as described below.

        The Board does not have a specific policy with regard to the consideration of diversity in identifying director nominees, although our Board's policies on director qualifications emphasize the Company's commitment to diversity at the Board level—diversity not only of sex, sexual orientation, race, religion or national origin, but also diversity of experience, expertise and training. As a company, we are committed to creating and sustaining a culture of inclusion and fairness. We believe diversity is important to our success in many ways, including the recruitment and retention of top talent.

Stockholder Communications to the Board

        Generally, stockholders who have questions or concerns should contact our Investor Relations department at (443) 545-1800. However, any stockholder who wishes to address questions regarding our business directly to the Board, or any individual director, may do so by sending a written communication addressed to: Corporate Secretary, 7015 Albert Einstein Drive, Columbia, Maryland 21046. All such communications will be compiled by the Corporate Secretary and submitted to the Board or the individual director so designated on a periodic basis. The Board has instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward items if they are deemed of a commercial, irrelevant or frivolous nature or otherwise inappropriate for consideration by the Board. These screening procedures are designed to assist the Board in reviewing and responding to stockholder communications in an appropriate manner. All communications directed to the Audit Committee in accordance with the procedures set forth in this paragraph that relate to questionable accounting or auditing matters will be forwarded promptly and directly to the Chairman (or another member) of the Audit Committee.

Compensation of Directors

        All directors are reimbursed for their out-of-pocket expenses incurred in attending meetings. Each director who is not an employee is eligible to receive compensation from us for his or her services as a member of our Board or any of its standing committees. Director compensation is determined by the Compensation Committee, subject sometimes to approval by the Board as a whole. In determining compensation for directors, the Compensation Committee's decision is generally guided by three goals: compensation should fairly pay the directors for work required of directors of a company of our size and scope; compensation should align directors' interests with the long-term interests of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand.

        The following table summarizes compensation paid to our non-employee directors in 2015 for their service on our Board of Directors during the fiscal year ended December 31, 2014.

Director Compensation

Name	Fees Paid in Cash($)	Stock Awards($)	Option Awards($)	All Other Compensation($)	Total($)
Peter Friedli	92,000	—	—	—	92,000
Felix Gutzwiller	68,000	—	—	—	68,000
Hans-Georg Klingemann	68,000	—	—	—	68,000
Jay M. Moyes	68,000	—	—	—	68,000

        Options granted during 2014 to any named executive officers serving on the Board are reported under "Executive Compensation—Option Grants in Last Fiscal Year."

Executive Officers

        The following discussion sets forth certain information regarding our current executive officers. Additional biographical information for Lode Debrabandere, Ph.D. appears above under "Management—Board of Directors."

Name	Age	Positions	Employment Date
Lode Debrabandere, Ph.D.	50	President and Chief Executive Officer	July 2006
Philip R. Jacoby, Jr.	63	Chief Financial Officer, Treasurer and Secretary	October 2005
Alla Danilkovitch, Ph.D.	51	Chief Scientific Officer	April 2003
Jonathan M. Hopper, M.B.Ch.B.	52	Chief Medical Officer	November 2014
Frank D. Czworka, Jr.	46	Vice President and General Manager of Wound Care	August 2011
Gregory I. Law	48	Vice President of Finance	November 2014

        Philip R. Jacoby, Jr., age 62, is our Chief Financial Officer (since July 2009), Treasurer (since May 2010) and Corporate Secretary (since November 2007). Mr. Jacoby joined us in a consulting capacity in April 2005 and became our employee in October 2005. Mr. Jacoby previously served as our Vice President of Finance, Corporate Controller and Chief Accounting Officer. From 1999 to 2004, Mr. Jacoby served as Vice President and Corporate Controller for FTI Consulting, Inc., a global business financial and economic consulting firm. Mr. Jacoby began his career with Arthur Andersen & Co. and earned his undergraduate degree in business and public administration from the University of Maryland.

        Alla Danilkovitch, Ph.D., age 51, is our Chief Scientific Officer (since April 2015). Dr. Danilkovitch previously served as our Vice President of Research & Development and, prior to that, as our Head of Discovery. Dr. Danilkovitch has over 25 years of broad biomedical research experience including stem cell biology, immunology and cancer research. Prior to joining Osiris in April 2003, Dr. Danilkovitch conducted research at the National Cancer Institute of National Institutes of Health, the Max-Plank Institute of Biochemistry in Munich and at Moscow State University. Dr. Danilkovitch earned a Ph.D. degree in cell biology and an M.S. degree in cellular immunology and microbiology from Moscow State University.

        Jonathan M. Hopper, age 52, joined us in November 2014 as our Chief Medical Officer. Dr Hopper has practiced medicine for over 25-years, primarily in the United Kingdom where he was a trauma and orthopaedic surgeon. From August 2010 until joining Osiris, Dr. Hopper served as the Vice President and Global Medical Director for Stryker Corp., advising on matters of clinical risk management and product development. Prior to joining Stryker, Dr. Hopper spent four and a half years in various medical affairs roles for ConvaTec Inc., eventually serving as Vice President of Medical Affairs, North America and Asia Pacific.

        Frank D. Czworka, Jr., age 46, joined Osiris in 2011 as General Manager of Wound Care and was promoted to Vice President in February 2014. Mr. Czworka has over 20 years of sales and marketing experience in the Life Science industry with a demonstrated track record of building specialty sales forces and developing product access in managed markets, including public and private payer accounts. Mr. Czworka worked for Auxillium Pharmaceuticals from 2009 through 2011 and was Vice President of Sales at MedImmune, LLC from 2000 through 2009. He holds a BSBA degree in Marketing from the University of Central Florida.

        Gregory I. Law, age 48, joined Osiris in November 2014 as our Vice President of Finance and Principal Accounting Officer. Mr. Law has over 25 years of finance and accounting experience in a variety of industries including biotechnology, telecommunications, energy, private equity, and consulting. Prior to his appointment at Osiris, Mr. Law was a Principal with Garland Group, where he provided consulting services to public and private companies in the areas of interim CFO and Controllership, financial reporting, mergers & acquisitions, valuation and compliance. Previously, Mr. Law held various finance positions at leading companies, such as XO Communications, MCI and General Electric. He graduated from Virginia Tech with a B.S. in Accounting and earned his M.B.A. from George Washington University.

Codes of Conduct and Ethics

        We have adopted a Corporate Code of Conduct that applies to all of our employees, including our chief executive officer and chief financial and accounting officers, and every member of our Board. We have also adopted a Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers. Copies of these documents are publicly available on the Investors Relations—Corporate Governance section of our website at http://investor.osiris.com/documents.cfm. Disclosure regarding any amendments to, or waivers from, provisions of our Corporate Code of Conduct or our Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers that apply to our directors and principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of The NASDAQ Stock Market, Inc.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

        The Compensation Committee of the Board is composed entirely of independent directors as such term is defined by the rules of The NASDAQ Stock Market, Inc. The Compensation Committee, which consists of Dr. Hans Klingemann (Chairman) and Dr. Felix Gutzwiller, is responsible for establishing and administering our executive compensation policies. This Compensation Discussion and Analysis addresses the material elements of compensation of our named executive officers.

General Compensation Policy

        The objectives of our executive compensation programs are to:

  •
  Provide a competitive compensation package that will attract and retain superior talent and reward performance.

  •
  Support the achievement of desired company performance.

  •
  Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of common stock, thereby encouraging the achievement of superior results over an extended period.

        The executive compensation programs are designed to promote the attraction, performance and retention of executives. The Compensation Committee reviews the allocation of compensation components regularly to help ensure alignment with strategic and operating goals, competitive market practices and legislative changes. The Compensation Committee does not apply a specific formula to determine the allocation between cash and non cash forms of compensation. Certain compensation components, such as base salaries, benefits and perquisites, are intended primarily to attract and retain qualified executives. Other compensation elements, such as annual and long-term incentive opportunities, are designed to motivate and reward performance. The annual incentive motivates named executive officers to achieve specific operating objectives for the fiscal year. Long-term incentives are intended to reward long-term Company performance and achievement of specific financial goals and to strongly align named executive officers' interest with those of stockholders.

Elements of Executive Officer Compensation

        Our executive officer compensation program is comprised of: (i) base salary, which is set on an annual basis; (ii) annual incentive bonuses, which are based on overall company performance and the achievement of individual excellence; and (iii) long-term incentive compensation in the form of periodic stock option or share equity grants, with the objective of aligning the executive officers' long-term interests with those of the stockholders and encouraging the achievement of superior results over an extended period.

        The Compensation Committee performs annual reviews of executive compensation to confirm the competitiveness of the overall executive compensation packages as compared with the members' understanding of the compensation packages of companies who compete with us to attract and retain employees. The Compensation Committee does not employ a third party compensation consultant, nor does it benchmark in any formal manner against the compensation practices of others.

        In considering compensation of executives, one of the factors the Compensation Committee takes into account is the anticipated tax treatment of various components of compensation. We do not believe Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which generally disallows a tax deduction for certain compensation in excess of $1 million to any of our named executive officers, will have a material effect on us. The Compensation Committee has considered the requirements of Section 162(m) of the Code and its related regulations. It is the Compensation Committee's present policy to consider measures to preserve the full deductibility of executive compensation, to the extent consistent with its other compensation objectives.

Opportunity for Shareholder Feedback

        The Compensation Committee carefully considers feedback from our shareholders regarding our executive compensation program. The advisory vote on our overall executive compensation policies and procedures that we instituted in 2011 provides shareholders with an opportunity to communicate their views on our executive compensation program on a regular basis.

        At our 2014 shareholders meeting, we provided our shareholders with the opportunity to cast an advisory vote on executive compensation. Approximately 99% of the votes cast on this "2014 say-on-pay vote" were voted in favor of the proposal. We have considered the 2014 say-on-pay vote and we believe that overwhelming support from our shareholders for the 2014 say-on-pay vote proposal indicates that our shareholders are supportive of our approach to executive compensation. Thus we have not made any material changes to our executive compensation arrangements in response to the 2014 say-on-pay vote. At our 2011 shareholders meeting, our shareholders voted in favor of the proposal to hold say-on-pay votes every third year. In the future, we will continue to consider the outcome of our say-on-pay votes when making compensation decisions regarding the named executive officers.

Risk Considerations in Compensation Decisions

        The Compensation Committee believes that payment for performance is an important part of its compensation philosophy, but recognizes the risk that incentivizing specific measures of performance may pose to the performance of Osiris as a whole if personnel were to act in ways designed primarily to maximize their compensation. Our Compensation Committee engages in ongoing and active discussion with management regarding our progress in the pursuit of our overall corporate objectives and the contributions made by members of our management team and our employees. Through this process, and given our relative size and number of employees, our Compensation Committee is able to develop an understanding of the issues of importance relative to its duties and responsibilities, including in matters of risk management associated with our compensation programs. On an annual basis, typically in February, the Compensation Committee meets both with and without management present, and considers annual compensation issues, including salary adjustments, bonus amounts and equity compensation awards. One of the issues considered at that meeting is the mix of compensation to be paid or awarded to management and our employees, and the implication of that mix and specific compensation elements on risk. The Compensation Committee considers whether our compensation programs and practices reward reasonable, without encouraging unreasonable, risk-taking and whether the incentive opportunities achieve the proper balance between the need to reward employees for our overall success and the need to protect the company. While our compensation program is in part performance-based, our Compensation Committee does not believe that it encourages excessive risk-taking.

        The Compensation Committee believes that in a company of our size, an approach of ongoing and active discussion with management regarding progress on short-term and long-term goals enables informed decisions while avoiding the risks sometimes associated with managing short-term results to achieve pre-determined formulaic outcomes. We believe that our compensation program provides appropriate incentives to create long-term value for stockholders while taking thoughtful and prudent risks to grow the value of the Company. Accordingly, our Compensation Committee has determined that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

Management's Role in Determining Executive Compensation

        The Compensation Committee approves the final determination of compensation for all the executive officers. Our Chief Executive Officer provides our Compensation Committee with recommendations regarding compensation for the other named executive officers. Our Compensation Committee reviews such recommendations and approves annual compensation for named executive officers, consisting of base salary and any annual cash incentive (discussed below), on an annual basis. Our Compensation Committee may request additional information and analysis and ultimately determines in its discretion, based on its own analysis and judgment and the recommendations of the Chief Executive Officer, whether to approve any recommended changes in compensation.

Base Salary

        The Compensation Committee reviews base salary levels for our executive officers on an annual basis. Base salaries are set competitively relative to the understanding of the Compensation Committee of the compensation practices of other companies in the biotechnology industry and other comparable companies. In determining salaries, the Compensation Committee also takes into consideration individual experience and performance, and seeks to compare the salaries paid by companies similar in size and stage of development. Within this comparison group, we seek to make comparisons to executives at a comparable level of experience, who have a comparable level of responsibility and expected level of contribution to their company. In setting base salaries, the Compensation Committee also takes into account the intense level of competition among biotechnology companies to attract talented personnel. The Compensation Committee does not, however, employ a third party compensation consultant, nor does it benchmark in any formal manner against the compensation practices of others.

        Our goal is to pay each named executive officer a base salary sufficient to remain competitive in the market. On March 6, 2015, the Compensation Committee of the Board approved the 2015 annual base salaries for each of the named executive officers, effective March 15, 2015, as set forth below (together with the 2014 base salary of each of our named executive officers):

Name	Position(s)	2015 Base Salary	2014 Base Salary
Lode Debrabandere, Ph.D.	President and Chief Executive Officer	$396,000	$360,000
Philip R. Jacoby, Jr.	Chief Financial Officer, Treasurer and Secretary	217,000	217,000
Jonathan M. Hopper, M.B.Ch.B.	Chief Medical Officer	285,000	285,000
Frank D. Czworka, Jr.	Vice President and General Manager Wound Care	290,000	260,000
Gregory I. Law	Vice President of Finance	220,000	220,000

        We believe the 2015 base salaries for Dr. Debrabandere, Mr. Jacoby, Dr. Hopper, Mr. Czworka and Mr. Law are consistent with the range of salaries received by their respective counterparts in companies in the biotechnology industry and other comparable companies.

Annual Incentive Bonuses

        Our overriding objective, and the objective of our executive officers, during calendar year 2014 was to further the commercialization of our Biosurgery products. Our product development programs are based on novel technologies. As a result, the development and commercialization pathway for our products, and therefore how we define elements of our overall success, is subject to greater variability, as compared to traditional drug development companies, and even more so, as compared to more traditional businesses.

        Given this variability, and the overall nature of our business, the determination of annual bonuses for our executives remains discretionary. For these purposes, we did not establish individual performance metrics as objectives for the year ending December 31, 2014, but instead reviewed the performance of our executives following the close of the fiscal year and evaluated the contributions of each to our progress over the preceding calendar year.

        These evaluations were subjective and retrospective and focused on a number of factors, including individual tasks accomplished, teamwork, leadership, and inventiveness and creativity in the area of the individual's scope of responsibility. We evaluated the sale of our former Therapeutics business, and whether other objectives, such as patent filings and maintenance of minimum cash on hand, were met. None of these individual factors or company objectives were weighted, nor was there any identifiable direct correlation between any one factor or objective and the bonus determination for any executive. Our Compensation Committee evaluated the mix of individual and company information, together with other or additional information available to it or known to its members, and exercised its discretion in establishing annual bonus amounts.

        The Compensation Committee believes Dr. Debrabandere demonstrated leadership and performed to a high level during fiscal 2014. Consistent with this assessment and the factors described above, Dr. Debrabandere was awarded a bonus of $150,000 for the year ending December 31, 2014. The range of bonuses paid to our named executive officers on the basis of 2014 performance was $25,000 to $70,000.

Exercise of Discretion in Executive Compensation Decisions

        Subject to the terms of any binding agreements that provide otherwise, the Compensation Committee has complete discretion to withhold payment pursuant to any of our incentive compensation plans irrespective of whether we or our executive officers have successfully met any goals set under these plans. The Compensation Committee also typically has the authority to grant payment under any of the plans despite the non-attainment by us or our executive officers of any pre-established goals. For 2014, the Compensation Committee did not exercise such discretion in the payment of awards to our executive officers.

Long-term Incentive Compensation

        Long-term incentive compensation, including stock options, allows the executive officers to share in any appreciation in the value of our common stock. The Compensation Committee believes that stock option participation aligns executive officers' interests with those of the stockholders. The amounts of the awards are designed to reward past performance and create incentives to meet long-term objectives. Awards are made at a level calculated to be competitive within the biotechnology industry, as well as a broader group of companies of comparable size and complexity. In determining the amount of each grant, the Compensation Committee takes into account the number of shares held by the executive prior to the grant.

  •
  We granted stock options to Dr. Debrabandere to purchase 75,000 shares at the exercise price of $18.40 in 2015, 150,000 shares at the exercise price of $14.93 upon his promotion to President and CEO, 30,000 shares at the exercise price of $7.73 in 2013, 25,000 shares at the exercise price of $5.08 in 2012, 25,000 shares at the exercise price of $7.13 in 2011, 25,000 shares at the exercise price of $7.74 and 15,000 shares at the exercise price of $6.46 in 2010, 35,000 shares at the exercise price of $18.60 per share in 2009, 15,000 shares at the exercise price of $12.01 in 2008 and 15,000 shares at the exercise price of $23.62 in 2007.

  •
  We granted stock options to Mr. Jacoby to purchase 20,000 shares at the exercise price of $7.73 in 2013, 20,000 shares at the exercise price of $5.08 in 2012, 20,000 shares at the exercise price of $7.13 in 2011, 20,000 shares at the exercise price of $7.74 and 7,500 shares at the exercise price of $6.46 in 2010, 10,000 shares at the exercise price of $18.60 per share in 2009 and 10,000 shares at the exercise price of $17.10 per share in 2008 upon his appointment as an executive officer.

  •
  We granted stock options to Dr. Hopper to purchase 25,000 shares at the exercise price of $13.12 upon the commencement of his employment in November 2014.

  •
  We granted stock options to Mr. Czworka to purchase 25,000 shares at the exercise price of $18.40 in 2015, 30,000 shares at the exercise price of $15.58 in 2014 upon his promotion to an executive office, 20,000 shares at the exercise price of $7.73 in 2013, 15,000 at the exercise price of $5.08 in 2012 and 30,000 at the exercise price of $5.08 upon the commencement of his employment in August 2011.

  •
  We granted stock options to Mr. Law to purchase 20,000 shares at the exercise price of $13.05 upon the commencement of his employment in November 2014.

        These option awards are designed to align the interests of the named executive officers with those of Osiris' stockholders with respect to short-term operating results and long-term increases in the price of Osiris' stock, and are consistent with the goals of our long-term incentive compensation program as a whole.

Executive Benefits and Perquisites

        Our executive compensation program remains relatively free of executive benefits and perquisites. Generally, benefits and perquisites available to executive officers are available to all employees on similar terms and include health and welfare benefits, paid time-off, etc.

        We do not provide our executive officers separate dining or other facilities, company cars, club dues, or other similar perquisites. We provide air travel for executive officers for business purposes only. Our health care, insurance, 401(k) plan, and other welfare and employee-benefit programs are the same for all eligible employees, including the named executive officers. In certain situations, we have provided named executive officers with expense reimbursement relating to relocation.

        We provide the above-described executive benefits and perquisites in order to attract and retain our named executive officers by offering compensation opportunities that are competitive with those offered by similarly situated public companies. However, such executive benefits and perquisites represent a relatively small portion of their total compensation. The value of benefits and perquisites provided are presented in the "All Other Compensation" column (and described in the related footnotes) of the Summary Compensation Table.

Retirement/Post-Employment Benefits

        The Company does not provide any retirement programs, pension benefits or deferred compensation plans to its named executive officers other than its 401(k) plan, which is available to all employees. Prior to April 2015, the Company did not made any contributions to the 401(k) plan. In April 2015, the Company began matching 50% of employee contributions up to a limit of 4% of eligible compensation. This employer match is discretionary, subject to the approval of the Board of Directors on an annual basis.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee Members:
Hans-Georg Klingemann, M.D., MBA, Chairman Felix Gutzwiller, M.D., Dr.P.H.

        This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Osiris specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act of 1933 and the Securities Exchange Act of 1934, and shall not be deemed soliciting material.

 Summary Compensation Table

        The following table shows the total compensation paid or accrued during fiscal 2014, 2013 and 2012 to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Lode Debrabandere, Ph.D.,	2014	360,000	150,000	1,171,500	24,000	1,705,500
President and CEO	2013	316,750	50,000	120,000	20,000	506,750
	2012	292,250	35,000	65,000	—	392,250
Philip R. Jacoby, Jr.	2014	216,417	25,000	—	2,912	244,329
Chief Financial Officer,	2013	207,333	20,000	80,000	—	307,333
Treasurer and Secretary	2012	193,000	20,000	52,000	—	265,000
Jonathan M. Hopper, M.B.Ch.B.	2014	28,588	—	169,500	—	198,088
Chief Medical Officer(3)
Frank D. Czworka, Jr.	2014	258,225	70,000	241,500	—	569,725
Vice President and General
Manager Wound Care(4)
Gregory I. Law	2014	27,605	—	134,800	—	162,405
Vice President of Finance(5)

(1)
Represents bonus payments that were paid in March 2015 on account of named executive officer performance in fiscal 2014, bonus payments made in 2014 on account of named executive officer performance in fiscal 2013, and bonus payments made in 2013 on account of named executive officer performance in fiscal 2012, as applicable.

(2)
These amounts reflect the non-cash aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 "Stock Compensation," which includes the effect of estimated forfeitures. The assumptions and methodologies used to calculate the amounts reported are discussed in Note 7 (Share-Based Compensation) to the Company's Financial Statements in its 2014 Annual Report filed on Form 10-K with the SEC (or, in the case of grants made prior to 2014, the corresponding footnote in the Company's Form 10-K for the applicable year). Under accounting principles generally accepted in the United States, compensation expense with respect to stock awards and option awards granted to our employees is generally recognized over the vesting periods applicable to the awards.

(3)
Dr. Hopper joined us as our Chief Medical Officer in November 2014.

(4)
Mr. Czworka was promoted to an executive office in May 2014.

(5)
Mr. Law joined us as our Vice President of Finance in November 2014.

Grants of Plan-Based Awards

        The following table provides information on equity awards granted in 2014 to each of our named executive officers:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Lode Debrabandere, Ph.D.	2/06/2014	150,000	14.93	1,171,500
Philip R. Jacoby, Jr.	—	—	—	—
Jonathan M. Hopper, M.B.Ch.B.	11/24/2014	25,000	13.12	169,500
Frank D. Czworka, Jr.	5/21/2014	30,000	15.58	241,500
Gregory I. Law	11/17/2014	20,000	13.05	134,800

(1)
Represents stock options awarded by the Board of Directors, which vest in equal installments on the first, second, third and fourth anniversary of the award date, assuming the named executive officer is still employed by us on that date.

Equity Compensation Plan Information

        We have two equity compensation plans: (1) the Amended and Restated 1994 Stock Option and Incentive Plan, and (2) the Amended and Restated 2006 Stock Option and Incentive Plan. A total of 305,406 shares of common stock are reserved for issuance pursuant to the plans, as of April 20, 2015. Currently, awards under the stock option and incentive plans consist of qualified and non-qualified stock options. Our stockholders have approved both plans. As of December 31, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($/Sh)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	1,608,557	12.09	513,281
Equity compensation plans not approved by security holders	—	—	—

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
	Number of Securities Underlying Unexercised Options (#)
			Option Exercise Price ($)	Option Expiration Date(1)
	Exercisable	Unexercisable
Lode Debrabandere, Ph.D.	37,500	—	6.84	7/31/2016
	15,000	—	23.62	2/4/2017
	15,000	—	12.01	2/4/2018
	35,000	—	18.60	2/23/2019
	25,000	—	7.74	3/12/2020
	15,000	—	6.46	5/27/2020
	18,750	6,250	7.13	2/14/2021
	12,500	12,500	5.08	3/23/2022
	7,500	22,500	7.73	2/12/2023
	—	150,000	14.93	2/6/2024
Philip R. Jacoby, Jr.	3,000	—	23.62	2/4/2017
	3,000	—	12.50	7/25/2017
	10,000	—	17.10	10/2/2018
	10,000	—	18.60	2/23/2019
	11,389	—	7.74	3/12/2020
	3,751	—	6.46	5/27/2020
	5,376	5,000	7.13	2/14/2021
	2,665	10,000	5.08	3/23/2022
	—	15,000	7.73	2/12/2023
Jonathan M. Hopper, M.B.Ch.B.	—	25,000	13.12	11/24/2024
Frank D. Czworka, Jr.	10,000	7,500	5.08	8/22/2021
	3,750	7,500	5.08	3/23/2022
	5,000	15,000	7.73	2/12/2023
	—	30,000	15.58	5/21/2024
Gregory I. Law	—	20,000	13.05	11/17/2024

(1)
Options expire on the tenth anniversary of the award date and vest in equal installments on the first, second, third and fourth anniversary of the award date. Upon termination of employment, vested options remain exercisable for up to 90-days if the former employee left in good standing.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Lode Debrabandere, Ph.D.	—	—	—	—
Philip R. Jacoby, Jr.	15,947	128,833	—	—
Jonathan M. Hopper, M.B.Ch.B.	—	—	—	—
Frank D. Czworka, Jr.	—	—	—	—
Gregory I. Law	—	—	—	—

Employment Contracts, Termination of Employment and Change in Control Arrangements

        Except in the case of Dr. Debrabandere, as described below, none of our employees is employed for a specified term, and each employee's employment with us is subject to termination at any time by either party for any reason, with or without cause. We have entered into an employment agreement with Dr. Debrabandere.

        Under Dr. Debrabandere's employment agreement, dated as of July 31, 2006, he served as our Senior Vice President, Therapeutics for an initial three-year term. During 2012, he was promoted to serve as our Chief Operating Officer and in December 2013, he was promoted to President and Chief Executive Officer. Following the initial three year term expiring in 2009, the agreement provides for automatic renewal for successive one-year renewal terms, unless either party provides notice of termination at least ninety days prior to the commencement of a renewal term. We may otherwise terminate Dr. Debrabandere's employment (i) if he is unable to perform his duties due to some incapacity for three or more consecutive months or four or more non-consecutive months, (ii) if he fails to perform his duties and such failure is not cured within thirty days after specific written notice by the Board or (iii) for cause. Dr. Debrabandere may terminate his employment for good reason. If we terminate Dr. Debrabandere for inability to perform his duties or for cause, or if Dr. Debrabandere terminates his employment for other than good reason, we have no obligations to Dr. Debrabandere other than the payment of amounts otherwise owed at the time of termination. If we terminate Dr. Debrabandere for failure to perform his duties, in addition to paying any amount otherwise owed, we must pay him a lump sum in an amount equal to three months of his annual base salary (based on his 2015 annual base salary of $396,000, this amount equals $99,000) and provide six months of medical, life and disability benefits (having an estimated value of approximately $10,000). If we terminate Dr. Debrabandere without cause or if he terminates his employment for good reason, in addition to paying any amount otherwise owed, we must pay him a lump sum in an amount equal to six months of base salary (based on his 2015 annual base salary of $396,000, this amount equals $198,000) and provide six months of medical, life, and disability benefits (having an estimated value of approximately $10,000).

        For purposes of the employment agreement with Dr. Debrabandere, "cause" is defined to include (i) the commission of a felony or a crime of moral turpitude or any other act or omission involving dishonesty or fraud with respect to us or any of our subsidiaries, customers, or suppliers, (ii) conduct tending to bring Osiris or any subsidiary into substantial public disgrace or disrepute, (iii) gross negligence or willful misconduct with respect to us or any subsidiary, or (iv) any breach of a material section of the agreement.

        For purposes of the employment agreement with Dr. Debrabandere, "good reason" means (i) our failure to perform or observe any material term or provision of the agreement and our continued failure to cure such default within thirty days after written demand for performance from the executive specifically describing the alleged default, (ii) a material reduction in the scope of the executive's responsibilities and duties, or (iii) absent a written agreement between us and the executive, a material reduction in the executive's base pay or incentive compensation.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Members of the Audit Committee are Jay M. Moyes (Chairman), Hans Klingemann, M.D., Ph.D. and Felix Gutzwiller, M.D., Dr.P.H. Pursuant to its charter, the Audit Committee's general responsibilities include:

  •
  Overseeing financial and compliance functions as assigned by the Board;

  •
  Reviewing areas of potential significant financial risk to the Company;

  •
  Monitoring the independence and performance of the independent registered public accounting firm;

  •
  Providing an avenue of communication among the independent auditors, management, our internal audit function and the Board of Directors.

 AUDIT COMMITTEE REPORT

        Among its duties, the Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Committee has established a policy wherein it pre-approves all of the audit and permissible non-audit services provided to the Company by the independent registered public accounting firm and actively monitors these services (both spending level and work content) to maintain the appropriate objectivity and independence in BDO USA, LLP's core work, which is the audit of the Company's financial statements and internal control over financial reporting. All services and fees are pre-approved for up to one year, which approval includes the appropriate detail with regard to each particular service and its related fees.

        During the fiscal year ended December 31, 2014, all of the fees and services described as "audit fees," "audit-related fees," "tax fees," and "all other fees" under "Audit Fees, Audit Related Fees, Tax Fees, and Other Fees" below were approved under such pre-approval policy and pursuant to Section 202 of the Sarbanes-Oxley Act of 2002.

        The Audit Committee of the Board of Directors is responsible for assisting the Board of Directors with its oversight of the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent auditors' qualifications and independence and the performance of the independent auditors and the Company's internal audit function, and the corporate finance matters of the Company. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is available on our website at http://investor.osiris.com/documents.cfm under "Investor Relations," "Corporate Governance."

        Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm, BDO USA, LLP, is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) of the United States and to issue a report thereon, as well as expressing an opinion on the effectiveness of our internal control over financial reporting. The Audit Committee's responsibility is to monitor and oversee these processes.

        In this context, the Audit Committee met with management and BDO USA, LLP to review and discuss the financial statements, the effectiveness of our internal control over financial reporting and BDO USA, LLP's audit of the financial statements and our internal control over financial reporting.

        The Audit Committee also discussed with BDO USA, LLP the matters required by PCAOB Auditing Standard No. 16 (AS 16) (Communications with Audit Committees) and received a letter covering these matters. The Audit Committee also received written disclosures and the letter from BDO USA, LLP required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) and has discussed with BDO USA, LLP such firm's independence from the Company and its management.

        Based upon the discussions and reviews referred to above, and subject to the limitations on the role and responsibilities of the Committee and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Jay M. Moyes, Chairman Hans-Georg Klingemann, M.D., Ph.D. Felix Gutzwiller, M.D., Dr.P.H.

Change in Principal Independent Registered Public Accounting Firm

        On September 19, 2013, our Audit Committee approved the engagement of BDO USA, LLP, as the Company's principal independent registered public accountant to audit the Company's financial statements for the fiscal year ended December 31, 2013. This action effectively dismissed Grant Thornton LLP as of September 19, 2013, as the Company's principal independent registered public accountants.

        The audit reports of Grant Thornton LLP on the Company's financial statements, as of and for the fiscal years ended December 31, 2012 and December 31, 2011, did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

        The audit report of Grant Thornton LLP on the effectiveness of internal control over financial reporting as of December 31, 2012 and 2011, did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

        During the fiscal years ended December 31, 2012 and December 31, 2011, and the subsequent interim period through September 19, 2013: (1) the Company had no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton LLP, would have caused Grant Thornton LLP to make reference to the subject matter of the disagreement in connection with its reports; and (2) there have been no "reportable events" (as defined in Regulation S-K Item 304(a)(1)(v)).

        During the fiscal years ended December 31, 2012 and December 31, 2011, and the interim period through September 19, 2013, the Company did not consult with BDO USA, LLP regarding: (1) the application of accounting principles to a specified transaction, either proposed or completed, or the type of audit opinion that might be rendered on the Company's financial statements; or (2) any matter or reportable event set forth in Item 304(a)(1)(v) of Regulation S-K.

Audit Fees, Audit Related Fees, Tax Fees, and Other Fees

        Pursuant to the rules of the Securities and Exchange Commission, the fees paid for professional services rendered by BDO USA, LLP in fiscal 2014 and in 2013 for the audit of the Company's annual financial statements and the effectiveness of internal control over financial reporting for the years ended December 31, 2014 and 2013 and fees billed for other services rendered by BDO USA, LLP during this period are described below.

	2014 ($)	2013 ($)
Audit Fees(1)	$180,000	$148,258
Audit-Related Fees(2)	—	50,000
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total	$180,000	$198,258

(1)
Audit fees consisted principally of fees billed to the Company for professional services performed for the audit of financial statements included in the Form 10-K, for review of financial statements included in the Forms 10-Q, for the audit of the Company's internal control over financial reporting and for services generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory and regulatory filings or engagements.

(2)
Audit-related fees consisted principally of fees billed to the Company for assurance and related services performed that are reasonably related to the performance of the audit or review of the Company's financial statements, including due diligence related to mergers and acquisitions, audits of employee benefit and compensation plans, audits of carve-out entities, and other agreed upon procedures to meet various statutory and regulatory requirements.

(3)
Tax fees consisted principally of fees billed to the Company for professional services performed with respect to U.S. federal, state and local tax planning, advice and compliance, assistance with tax audits and appeals and the preparation of original and amended tax returns for the Company.

(4)
All other fees are fees for any permissible services performed that do not meet the above category descriptions, however, the Company generally does not engage its independent registered public accountants for "other" services.

        Under its pre-approval policy, concurrent with the appointment of the independent registered public accounting firm, the Audit Committee specifically pre-approves the recurring audit and audit-related services and estimated fees. All the work performed for the Company by BDO USA, LLP pertaining to fiscal 2014 and the related fees were pre-approved by the Audit Committee.

        The Audit Committee has considered whether the provision of audit and non-audit services by BDO USA, LLP to the Company in fiscal 2014 is compatible with maintaining the auditor's independence. The Company has been advised by BDO USA, LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our records reflect that all reports which were required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis. An Annual Statement of Beneficial Ownership on Form 5 is not required to be filed if there are no previously unreported transactions or holdings to report. Nevertheless, we are required to disclose the names of directors, officers and 10% stockholders who did not file a Form 5 unless we have obtained a written statement that no filing is required or if we otherwise know that no Form 5 is required. For 2014, we received either a written statement from our directors, officers and 10% stockholders or know from other means that no Form 5s were required to be filed.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        As required by our Corporate Governance Principles, our Audit Committee reviews and approves in advance all related-party transactions. Our policy with respect to related party transactions is incorporated within our Audit Committee Charter, a copy of which is available on our website at http://investor.osiris.com/documents.cfm. This policy sets forth the review and approval requirements for transactions in which we will be a participant and in which any of our directors, director nominees, executive officers, other employees or greater than 5% beneficial owners of our common stock, or any immediate family member or any affiliated entity of such persons, has a direct or indirect interest. Pursuant to this policy, any proposed transaction that would require disclosure under the related party transaction disclosure requirements of the United States Securities and Exchange Commission must be submitted to the Audit Committee for consideration. No member of the Audit Committee may participate in any consideration or approval of any related person transaction with respect to which such member or any of such member's immediate family members is the related person.

        The Audit Committee may approve only those related party transactions that are in, or are not inconsistent with, the best interests of Osiris and its stockholders, as the Audit Committee determines in good faith. In making such a determination, the Audit Committee is required to consider all of the relevant facts and circumstances relating to the transaction including, but not limited to, the following:

  •
  the benefits to us;

  •
  if the transaction involves a director, a member of the director's immediate family or entity affiliated with the director, the impact on the director's independence;

  •
  the availability of other sources for comparable products or services;

  •
  the terms of the transaction; and

  •
  the terms available to unrelated third parties.

        Peter Friedli.    Peter Friedli, the Chairman of our Board of Directors, or entities with which he is affiliated, have been responsible for procuring since 1993, an aggregate of approximately $270 million in debt and equity financing for us and our predecessor company. Mr. Friedli is the beneficial owner of approximately 43% of our common stock as of December 31, 2014. Of the shares beneficially owned by Mr. Friedli at December 31, 2014, 85,000 shares were received by him as Board compensation since 1996, 12,500 shares were granted in recognition of his fundraising efforts, as discussed below, 567,610 shares were received by him upon his net exercise of a warrant to purchase 1,000,000 shares of our common stock at $11.00 per share, as described below, and the remaining shares were acquired through investment or through purchase from third parties.

        Of the 85,000 shares received by Mr. Friedli as board compensation since 1996, 10,000 shares, then valued at approximately $149,300, were issued to Mr. Friedli in 2014, 10,000 shares, then valued at approximately $77,000, were issued to Mr. Friedli in 2013, and 10,000 shares, then valued at approximately $51,000, were issued to Mr. Friedli in 2012.

        In response to Mr. Friedli's successful efforts in procuring for us accommodations relative to financing transactions that had occurred prior to our initial public offering, we issued to Mr. Friedli in 2006, in connection with and just prior to our initial public offering, a warrant exercisable for up to 1,000,000 shares of our common stock at $11.00 per share, the price for which shares were sold in the initial public offering. This warrant was originally scheduled to expire in May 2011 and was extended to expire in fiscal 2015 by a vote of our stockholders at the 2011 Annual Meeting of Stockholders.

        Mr. Friedli exercised this warrant on August 14, 2013 using the Net Exercise Method, resulting in the net issuance of 567,610 shares of our common stock. As of December 31, 2013, we no longer have any outstanding warrants.

        Prolexys Pharmaceuticals, Inc.    During the third quarter of fiscal 2011 we entered into a contract research agreement with Prolexys Pharmaceuticals, Inc. under which we are conducting for Prolexys an early stage clinical trial investigating a novel compound as a product candidate for cancer therapeutics. This contract was filed as an exhibit to and discussed in a Current Report on Form 8-K filed by us with the SEC primarily because of the related nature of the management and ownership of Prolexys with us and our management and with certain of our significant stockholders, and not because our rights or obligations under the contract research agreement with Prolexys are otherwise material to us. We are not incurring any third party costs related to our work with Prolexys and are primarily contributing only the efforts of employees. All third party costs associated with the Prolexys study are paid directly by Prolexys. As of December 31, 2014, the amount of internal resources we have devoted to Prolexys is not material to our operations as a whole.

        Prolexys is 35.7% owned by BIH SA, which owns 7.7% of our outstanding common stock; 24.3% owned by Peter Friedli who is the Chairman of our Board of Directors and direct owner of 29.7% of our common stock; and 13.8% owned by Venturetec, Inc., which holds 11.9% of our common stock. Peter Friedli is the President and an approximately 2% owner of Venturetec, Inc. Mr. Friedli has also recently reported the acquisition of a convertible bond that would entitle him, upon conversion, to acquire an additional approximately 19% interest in Venturetec, Inc. Lode Debrabandere, our Chief Executive Officer, serves on the Board of Directors of Prolexys, but has no other interest therein. Yves Huwyler, who has been nominated for election to our Board of Directors at the 2015 Annual Meeting of Stockholders, owns less than 1% of Prolexys and serves on its Board of Directors.

        This arrangement is part of our ongoing efforts to expand our portfolio of product candidates, but we do not consider this arrangement to be material to us at this time.

        Our Board of Directors and Audit Committee, including all of our independent directors, but with Mr. Friedli abstaining, unanimously approved this transaction.

 AVAILABLE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports, proxy statements and other information with the U.S. Securities and Exchange Commission. Reports, proxy statements and other information filed by us may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Section of the U.S. Securities and Exchange Commission at 100 F Street, NE, Washington, D.C. 20549, or by way of the U.S. Securities and Exchange Commission's website, http://www.sec.gov.

        We will provide without charge to each person to whom a copy of the proxy statement is delivered, upon the written or oral request of any such persons, additional copies of our Annual Report on Form 10-K for the period ended December 31, 2014. Requests for such copies should be addressed to:

        Osiris Therapeutics, Inc., 7015 Albert Einstein Drive, Columbia, Maryland 21046, Attn: Investor Relations, Telephone (443) 545-1800.

 OTHER MATTERS

        The Board knows of no other business which will be presented at the Annual Meeting. However, if any other business is properly brought before the 2015 Annual Meeting or any postponement or adjournment thereof, which may properly be acted upon, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein.

        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE.

By order of the Board of Directors:

Philip R. Jacoby, Jr. Corporate Secretary

Columbia, Maryland
May 1, 2015

Annex A

OSIRIS THERAPEUTICS, INC.

ARTICLES OF AMENDMENT

        OSIRIS THERAPEUTICS, INC., a Maryland corporation ("Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

        FIRST:    The Corporation desires to, and does hereby, amend the charter of the Corporation as currently in effect (the "Charter") pursuant to Section 2-604 of the MARYLAND GENERAL CORPORATION LAW.

        SECOND:    The Charter of the Corporation is hereby amended by deleting therefrom in its entirety the existing Section 5.1, and inserting in lieu thereof, the following new Section 5.1:

          Section 5.1.    Number of Directors.    The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation shall initially be five (5), which number may be increased or decreased pursuant to the bylaws of the Corporation (the "Bylaws"), but shall never be less than three (3) nor more than seven (7). The names of the individuals who shall serve as directors until their successors are duly elected and qualified are:

Peter Friedli
Lode Debrabandere
Felix Gutzwiller
Jay M. Moyes
Hans-Georg Klingemann

        THIRD:    The foregoing amendment to the Charter as set forth in these Articles of Amendment have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

        FOURTH:    These Articles of Amendment shall be effective upon filing with the Department.

        FIFTH:    The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

        IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its President and Chief Executive Officer, and attested to by its Secretary, on this 10th day of June, 2015.

OSIRIS THERAPEUTICS, INC.
By:			(SEAL)
	Name:	Lode Debrabandere, Ph.D
	Title:	President and Chief Executive Officer

ATTEST:

Name:	Philip R. Jacoby, Jr.
Title:	Chief Financial Officer, Treasurer and Secretary

A-1

OSIRIS THERAPEUTICS, INC.

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF OSIRIS THERAPEUTICS, INC.

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice of 2015 Annual Meeting of Stockholders and Proxy Statement dated May 1, 2015, in connection with the 2015 Annual Meeting of Stockholders of Osiris Therapeutics, Inc. to be held at 1:30 p.m., EDT, on Wednesday, June 10, 2015 at the offices of Osiris Therapeutics, Inc., 7015 Albert Einstein Drive, Columbia, Maryland 21046, and hereby appoints Lode Debrabandere and Philip R. Jacoby, Jr., and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution in each, to appear for and vote all shares of the Common Stock of OSIRIS THERAPEUTICS, INC. registered in the name provided herein which the undersigned is entitled to vote, at the 2015 Annual Meeting of Stockholders, and at any postponements or adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as indicated below hereof on the proposals set forth in said Proxy.

SEE BELOW FOR ALL PROPOSALS. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign below. You need not mark any boxes. Please mark, date and return this card promptly, using the enclosed envelope. No postage is required if mailed in the United States.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED

POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET.

☒	Please mark votes as in this example.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

1.                                      Proposal to approve the amendment to our Charter to declassify our Board of Directors and adopt concurrent annual terms for all the members of the Board of Directors.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.                                      If Proposal 1 is approved, the election of five directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate) each for a one-year term and until their successors are duly elected and qualified.

Nominees:	Peter Friedli, Lode Debrabandere, Ph.D. Jay M Moyes, Hans-Georg Klingemann, M.D., MBA and Yves Huwyler

FOR THE NOMINEES	☐

WITHHOLD AUTHORITY FOR ALL NOMINEES	☐

FOR ALL THE NOMINEES EXCEPT AS NOTED

TO VOTE “FOR ALL NOMINEES” OR TO WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES MARK THE APPROPRIATE BOX ABOVE. TO WITHHOLD AUTHORITY ONLY FOR A SPECIFIC NOMINEE, PRINT THE NAME OF THE NOMINEE IN RESPECT OF WHICH AUTHORITY IS TO BE WITHHELD ON THE LINE ABOVE APPEARING BESIDE “FOR ALL NOMINEES EXCEPT AS NOTED”

If Proposal 1 is not approved, the election of one director (or if such nominee is not available for election, such substitute as the Board of Directors may designate) to serve until the annual meeting of stockholders in 2018 and until his successor is duly elected and qualified.

Nominee:	Peter Friedli

FOR THE NOMINEE	☐

WITHHOLD AUTHORITY FOR NOMINEE	☐

3.                                      Proposal to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

FOR	AGAINST	ABSTAIN

☐	☐	☐